Approved by FutureFuel Corp.’s
Board of Directors on February 3, 2011

Exhibit 14

FUTUREFUEL CORP.
CODE OF BUSINESS CONDUCT AND ETHICS

This Code of Business Conduct and Ethics (this “Code”) sets forth legal and ethical standards of conduct for directors, officers, and employees of FutureFuel Corp. (the “Company”).  This Code applies to the Company and all of its subsidiaries and other business entities controlled by it worldwide and the term “Company” includes such subsidiaries and business entities.

This Code is designed to deter wrongdoing and to promote: (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company; (iii) compliance with applicable governmental laws, rules, and regulations; (iv) the prompt internal reporting of violations of this Code to appropriate persons identified in this Code; (v) accountability for adherence to this Code; and (vi) prompt disclosure of any waivers of the Code for directors or executive officers of the Company.

If you have any questions regarding this Code or its application to you in any situation, you should contact your supervisor or the Company’s chief executive officer.

Conflicts of Interest

Employees, officers, and directors must act in the best interests of the Company.  You must refrain from engaging in any activity or having a personal interest that presents a “conflict of interest.”  A conflict of interest occurs when your private interest interferes in any way, or even appears to interfere, with the interests of the Company as a whole.  A conflict situation can arise when an employee, officer, or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively.  Conflicts of interest also arise when an employee, officer, or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company.  Loans to, or guarantees of obligations of, such persons are of special concern.  In furtherance of this prohibition of engaging in any activity or having a personal interest that represents a conflict of interest:

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No employee, officer, or director may perform services as a consultant, employee, officer, director, advisor, or in any other capacity for, or have a financial interest in, a competitor of the Company, other than immaterial services performed by employees who are not directors or officers of the Company or in management or administrative positions with respect to the Company, or services performed at the request of the Company, and other than a financial interest representing less than one percent of the outstanding shares of a publicly-held company; and

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No employee, officer, or director may use his or her position with the Company to influence a transaction with a supplier or customer in which such person has any personal interest, other than a financial interest representing less than one percent of the outstanding shares of a publicly-held company.

It is your responsibility to disclose any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest to the Company’s chief executive officer or, if you are an executive officer or director, to the Company’s board of directors (the “Board”), who, in either case are responsible for determining whether such transaction or relationship constitutes a conflict of interest.

Further, directors of the Company must not:

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Perform services as a consultant, employee, officer, director, advisor, or in any other capacity, or permit any close relative to perform services as an officer or director, for a direct competitor of the Company;

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Have, or permit any close relative to have, a financial interest in a direct competitor of the Company, other than an investment representing less than one percent of the outstanding shares of a publicly-held company;

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Use his or her position with the Company to influence any decision of the Company relating to a contract or transaction with a supplier or customer of the Company if the director or a close relative of the director:

•	Performs services as a consultant, employee, officer, director, advisor, or in any other capacity for such supplier or customer; or

•	Has a financial interest in such supplier or customer, other than an investment representing less than one percent of the outstanding shares of a publicly-held company;

•	Supervise, review, or influence the job evaluation or compensation of a member of his or her immediate family; or

•	Engage in any other activity or have any other interest that the Board determines to constitute a conflict of interest.

A “close relative” means a spouse, dependent child, or any other person living in the same home with the employee, officer, or director.  “Immediate family” means a close relative and a parent, sibling, child, mother- or father-in-law, son- or daughter-in-law, or brother- or sister-in-law.  A “significant customer” is a customer that has made during the Company’s last full fiscal year, or proposes to make during the Company’s current fiscal year, payments to the Company for property or services in excess of one percent of: (i) the Company’s consolidated gross revenues for its last full fiscal year; or (ii) the customer’s consolidated gross revenues for its last full fiscal year.  A “significant supplier” is a supplier to which the Company has made during the Company’s last full fiscal year, or proposes to make during the Company’s current fiscal year, payments for property or services in excess of one percent of: (a) the Company’s consolidated gross revenues for its last full fiscal year; or (b) the customer’s consolidated gross revenues for its last full fiscal year.

Corporate Opportunities

Employees, officers, and directors owe a duty to the Company to advance the Company’s legitimate interests when the opportunity to do so arises.  Accordingly, no employee, officer, or director of the Company may usurp a Company opportunity.  In furtherance of the preceding sentence and not in limitation thereof, employees, officers, and directors of the Company are prohibited from: (i) taking for themselves personally opportunities that are discovered through the use of Company property, information, or position; (ii) using Company property, information, or position for personal gain; and (iii) competing with the Company.

Confidentiality

Employees, officers, and directors must maintain the confidentiality of confidential information entrusted to them by the Company or other companies, including our suppliers and customers, except when disclosure is authorized by a supervisor or is legally mandated.  Unauthorized disclosure of any confidential information is prohibited.  Additionally, employees should take appropriate precautions to ensure that confidential or sensitive business information, whether it is proprietary to the Company or another company, is not communicated within the Company except to employees who have a need to know such information to perform their responsibilities for the Company.

Third parties may ask you for information concerning the Company.  Employees, officers, and directors (other than the Company’s authorized spokespersons) must not discuss internal Company matters with, or disseminate internal Company information to, anyone outside the Company, except as required in the performance of their Company duties and after an appropriate confidentiality agreement is in place.  This prohibition applies particularly to inquiries concerning the Company from the media, market professionals (such as securities analysts, institutional investors, investment advisers, brokers, and dealers), and security holders.  All responses to inquiries on behalf of the Company must be made only by the Company’s authorized spokespersons.  If you receive any inquiries of this nature, you must decline to comment and refer the inquirer to your supervisor or one of the Company’s authorized spokespersons.

You also must abide by any lawful obligations that you have to your former employer.  These obligations may include restrictions on the use and disclosure of confidential information, restrictions on the solicitation of former colleagues to work at the Company, and non-competition obligations.

Confidential information includes, but is not limited to, all non-public information that might be of use to competitors, or harmful to the Company or its suppliers of customers, if disclosed.

Honest and Ethical Conduct and Fair Dealing

Employees, officers, and directors of the Company should endeavor to deal honestly, ethically, and fairly with the Company’s customers, suppliers, competitors, and employees.  You must not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.  Statements regarding the Company’s products and services must not be untrue, misleading, deceptive, or fraudulent.

Compliance with Laws, Rules and Regulations

The Company requires that all employees, officers, and directors comply with all laws, rules, and regulations applicable to the Company wherever the Company does business.  You are expected to use good judgment and common sense in seeking to comply with all applicable laws, rules, and regulations and to ask for advice when you are uncertain about how they may be applicable.

If you become aware of the violation of any law, rule, or regulation by the Company, whether by its officers, employees, directors, or any third party doing business on behalf of the Company, it is your responsibility to report promptly the matter to your supervisor or the Company’s chief executive officer.  While it is the Company’s desire to address matters internally, nothing in this Code should discourage you from reporting any illegal activity, including any violation of the securities laws, antitrust laws, environmental laws, or any other federal, state, or foreign law, rule, or regulation, to the appropriate regulatory authority.  Employees, officers, and directors may not discharge, demote, suspend, threaten, harass, or in any other manner discriminate or retaliate against an employee because he or she reports in good faith any such violation, unless it is determined that the report was made with knowledge that it was false.  This Code should not be construed to prohibit you from testifying, participating, or otherwise assisting in any local, state, or federal administrative, judicial, or legislative proceeding or investigation.

Insider Trading

Insider trading is both unethical and illegal, and will be dealt with decisively by the Company.  Employees, officers, and directors who have material non-public information about the Company or other companies, including our suppliers and customers, as a result of their relationship with the Company are prohibited by law and Company policy from trading in securities of the Company or such other companies, as well as from communicating such information to others who might trade on the basis of that information.  To help ensure that you do not engage in prohibited insider trading and avoid even the appearance of an improper transaction, the Company has adopted an Insider Trading Policy, which is available and may be obtained by contacting the Company’s chief executive officer.

If you are uncertain about the constraints on your purchase or sale of any Company securities or the securities of any other company that you are familiar with by virtue of your relationship with the Company, you should consult with the Company’s chief executive officer before making any such purchase or sale.

Gifts and Gratuities

The use of Company funds or assets for gifts, gratuities, or other favors to employees or government officials is prohibited, except to the extent such gifts are in compliance with applicable law, nominal in amount, and not given in consideration or expectation of any action by the recipient.

Employees, officers, and directors must not accept, or permit any member of his or her immediate family to accept, any gifts, gratuities, or other favors from any customer, supplier, or other person doing or seeking to do business with the Company, other than items of nominal value.  Any gifts that are not of nominal value should be returned immediately and reported to your supervisor.  If immediate return is not practical, they should be given to the Company for charitable disposition or such other disposition as the Company believes appropriate in its sole discretion.

Common sense and moderation should prevail in business entertainment engaged in on behalf of the Company.  Employees, officers, and directors should provide, or accept, business entertainment to or from anyone doing business with the Company only if the entertainment is infrequent, modest, and intended to serve legitimate business goals.

Bribes and kickbacks are criminal acts and are strictly prohibited by law.  You must not offer, give, solicit, or receive any form of bribe or kickback anywhere in the world.

Accuracy of Books and Records and Public Reports

Employees, officers, and directors must honestly and accurately report all business transactions.  You are responsible for the accuracy of your records and reports.  Accurate information is essential to the Company’s ability to meet legal and regulatory obligations.

All Company books, records, and accounts must be maintained in accordance with all applicable regulations and standards and accurately reflect the true nature of the transactions they record.  The financial statements of the Company must conform to generally accepted accounting rules and the Company’s accounting policies.  No undisclosed or unrecorded account or fund may be established for any purpose.  No false or misleading entries may be made in the Company’s books or records for any reason, and no disbursement of corporate funds or other corporate property may be made without adequate supporting documentation.

It is the policy of the Company to provide full, fair, accurate, timely, and understandable disclosure in reports and documents filed with, or submitted to, the Securities and Exchange Commission and in other public communications.

Concerns Regarding Accounting or Auditing Matters

Employees with concerns regarding questionable accounting or auditing matters or complaints regarding accounting, internal accounting controls, or auditing matters may confidentially, and anonymously if they wish, submit such concerns or complaints in writing and forwarded in a sealed envelope to the Chairperson of the Audit Committee, in care of the company’s chief executive officer, in an envelope clearly labeled with a legend such as “Submitted pursuant to the whistleblower policy, to be opened by the Audit Committee only.”  If the employee would like to discuss any matter in connection with his or her good faith concern with the Audit Committee, the employee should indicate this desire within the submission and include his or her name, address, and telephone number so that the Audit Committee can contact the employee if it deems it to be appropriate.  Any such envelope received by the chief executive officer will be forwarded promptly and unopened to the Chairperson of the Audit Committee.  Employees also may discuss or report such concerns on a non-confidential, non-anonymous basis by contacting the Company’s chief executive officer.  All such concerns and complaints will be forwarded to the Audit Committee.  A record of all complaints and concerns received will be prepared and retained by the Audit Committee.

The Audit Committee will evaluate the merits of any concerns or complaints received by it and authorize such follow-up actions, if any, as it deems necessary or appropriate to address the substance of the concern or complaint.

The Company will not discipline, discriminate against, or retaliate against any employee who reports a complaint or concern, unless it is determined that the report was made with knowledge that it was false.

Waivers of this Code of Business Conduct and Ethics

While some of the policies contained in this Code must be strictly adhered to and no exceptions can be allowed, in other cases exceptions may be possible.  Any employee or officer who believes that an exception to any of these policies is appropriate in his or her case should first contact his or her immediate supervisor.  If the supervisor agrees that an exception is appropriate, the approval of the Board must be obtained.  The Board will be responsible for maintaining a complete record of all requests for exceptions to any of these policies and the disposition of such requests.  Any waiver of this Code for executive officers or directors or any change to this Code that applies to executive officers or directors will be disclosed in a Current Report on Form 8-K filed with the SEC within applicable time frames and as otherwise required by law or the rules of applicable stock exchanges, including the New York Stock Exchange.

Reporting and Compliance Procedures

Every employee, officer, and director has the responsibility to ask questions, seek guidance, report suspected violations, and express concerns regarding compliance with this Code.  Any employee, officer, or director who knows or believes that any other employee or representative of the Company has engaged or is engaging in Company-related conduct that violates applicable law or this Code should report such information to his or her supervisor or to the Company’s chief executive officer.  You may report such conduct openly or anonymously without fear of retaliation.  The Company will not discipline, discriminate against, or retaliate against any employee who reports such conduct, unless it is determined that the report was made with knowledge that it was false, or who cooperates in any investigation or inquiry regarding such conduct.  Any supervisor who receives a report of a violation of this Code must immediately inform the Company’s chief executive officer.

You may report violations of this Code, on a confidential or anonymous basis, by contacting the Company’s chief executive officer by mail at: 1486 E. Valley Road, Santa Barbara, California 93108.  While we prefer that you identify yourself when reporting violations so that we may follow up with you, as necessary, for additional information, you may report anonymously if you wish.

If the Company’s chief executive officer receives information regarding an alleged violation of this Code, he will, as appropriate: (i) evaluate such information; (ii) if the alleged violation involves an executive officer or a director, inform the Board of the alleged violation; (iii) determine whether it is necessary to conduct an informal inquiry or a formal investigation and, if so, initiate such inquiry or investigation; and (iv) report the results of any such inquiry or investigation, together with a recommendation as to disposition of the matter, to the Board for action.  Employees, officers, and directors are expected to cooperate fully with any inquiry or investigation by the Company regarding an alleged violation of this Code.  Failure to cooperate with any such inquiry or investigation may result in disciplinary action, up to and including discharge.

The Company will determine whether violations of this Code have occurred and, if so, will determine the disciplinary measures to be taken against any employee who has violated this Code.  In the event that the alleged violation involves an executive officer or a director, the Board will determine whether a violation of this Code has occurred and, if so, will determine the disciplinary measures to be taken against such executive officer or director.

Failure to Comply With This Code

Failure to comply with the standards outlined in this Code will result in disciplinary action including, but not limited to, reprimands, warnings, probation, or suspension without pay, demotions, reductions in salary, discharge, and restitution.  Certain violations of this Code may require the Company to refer the matter to the appropriate governmental or regulatory authorities for investigation or prosecution.  Moreover, any supervisor who directs or approves of any conduct in violation of this Code, or who has knowledge of such conduct and does not immediately report it, also will be subject to disciplinary action, up to and including discharge.

Dissemination and Amendment

This Code will be distributed to each existing employee, officer, and director of the Company and to each new employee, officer, and director of the Company upon commencement of his or her employment or other relationship with the Company and will also be distributed annually to each officer and director of the Company, and each officer and director will annually certify, on the form attached hereto, that he or she has received, read, and understood the Code and has complied with its terms.

The Company reserves the right to amend, alter, or terminate this Code at any time for any reason.

This Code is not an employment contract between the Company and any of its employees, officers, or directors and does not alter the Company’s at-will employment policy.

Certification

I, ______________________________, do hereby certify that:
              (Print Name Above)

1.	I have received and carefully read the Code of Business Conduct and Ethics of FutureFuel Corp. (the “Code”).

2.	I understand the Code.

3.	I have complied and will continue to comply with the terms of the Code.

Date:  __________________________                        __________________________________
(Signature)

EACH EMPLOYEE, OFFICER, AND DIRECTOR IS REQUIRED TO SIGN, DATE, AND RETURN THIS CERTIFICATION TO THE EMPLOYEE RELATIONS DEPARTMENT.  IN ADDITION, EACH OFFICER AND DIRECTOR IS REQUIRED TO ANNUALLY UPDATE THIS CERTIFICATION.